UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 1, 2009
KB HOME
(Exact name of registrant as specified in its charter)

Delaware	1-9195	95-3666267

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Wilshire Boulevard, Los Angeles, California	90024

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (310) 231-4000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Fiscal Year 2010 Long-Term Incentive Awards.
On October 1, 2009, the Management Development and Compensation Committee of KB Home’s Board of Directors (the “Committee”) granted long-term incentive awards for fiscal year 2010 to the principal executive officer, principal financial officer and the other named executive officers of KB Home identified below, and to certain other senior executives of KB Home. The grants consisted of shares of restricted KB Home common stock and options to purchase KB Home common stock. The descriptions set forth below of the stock options and restricted stock granted on October 1, 2009 are qualified by reference to the forms of award agreements, which are attached as exhibits to this Current Report on Form 8-K.
Stock Options. Each stock option granted on October 1, 2009, once vested, entitles a recipient to purchase a share of KB Home common stock at the stock option’s grant price. The grant price for each stock option is $15.44. Each stock option has a ten-year term from October 1, 2009 and vests in equal annual installments over a three-year period.
Restricted Stock. Each share of restricted stock granted on October 1, 2009 entitles a recipient to one vote on all matters put before KB Home’s stockholders, and to receive all cash dividends that are paid in respect of one share of KB Home common stock from and including the grant date through and including the vesting date. A recipient will forfeit these shares if his or her employment with KB Home is terminated before the vesting date. Each award of restricted stock granted on October 1, 2009 vests on October 1, 2012.
The principal executive officer, principal financial officer and the other named executive officers who were granted fiscal year 2010 long-term incentive awards received stock options and restricted stock in the following amounts:

Officer	Stock Options	Restricted Stock
Jeffrey T. Mezger	489,258	0
Raymond P. Silcock	125,810	19,431
Wendy C. Shiba	70,768	10,930
William R. Hollinger	68,147	10,525
Kelly K. Masuda	36,695	5,668
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

10.52	Form of Stock Option Agreement.

10.53	Form of Restricted Stock Agreement.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 2, 2009

KB Home
By:	/s/ Wendy C. Shiba
Wendy C. Shiba
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.52	Form of Stock Option Agreement.

10.53	Form of Restricted Stock Agreement.